Execution Version

Private & Confidential

Dated as of the 25th day of August 2018

Guardforce Cash Solutions Security (Thailand) Company Limited
(as Borrower)

and

Profit Raider Investments Limited
(as Lender)

Loan Agreement

THIS AGREEMENT is dated as of the 25th day of August 2018 and is made

BETWEEN:

(1) **Guardforce Cash Solutions Security (Thailand) Company Limited**, a company registered as a juristic person under the Civil and Commercial Code of Thailand at the Bangkok Partnerships and Companies Registration Office (registration number: 0105525026731) having its head office at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand ("**Borrower**"); and

(2) **Profit Raider Investments Limited**, a company incorporated in the British Virgin Islands with limited liability (company no. 1444612) having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110 British Virgin Islands ("**Lender**").

WHEREAS:

(A) Guardforce Holdings (HK) Limited ("**GFHK**") is a private company incorporated in Hong Kong with company no. 1815483. The Borrower is an indirectly owned subsidiary of GFHK.

(B) As a result of certain internal loan restructuring of GFHK and its subsidiaries, the Borrower has become indebted to the Lender in respect of the Loan on and from the Accrual Date.

(C) The Borrower and the Lender have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating the Loan.

WHEREBY IT IS AGREED as follows:

1. <u>Interpretation</u>

1.1 In this Agreement, except where the context otherwise requires:

"**Accrual Date**" means 29 April 2018;

"**Business Day**" means a day (excluding Saturday and any day on which a tropical cyclone warning no. 8 or above is hoisted or remains hoisted between 9:00 a.m. and 12:00 noon and is not lowered at or before 12:00 noon or on which a "black" rainstorm warning is hoisted or remains in effect between 9:00 a.m. and 12:00 noon and is not discontinued at or before 12:00 noon) on which licensed banks in Hong Kong are open for business;

"**Default**" means the occurrence of any Event of Default or Potential Event of Default;

"**Disposal**" means any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, tenancy, license, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or other right or interest whatsoever and include any agreement so to do and "**Dispose**" shall be construed accordingly;

"**Encumbrance**" means any mortgage, charge, pledge, lien, hypothecation or other

encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and "**Encumber**" shall be construed accordingly;

"**Event of Default**" means any one of the events or circumstances listed in Clause 9.1;

"**Hong Kong**" means the Hong Kong Special Administrative Region of the PRC;

"**Loan**" means the loan in the principal amount of US$13,421,792.82 owed by the Borrower to the Lender;

"**Maturity Date**" means 29 April 2019;

"**Outstanding**" means at any time all principal, interests, costs, expenses, charges and other moneys which are or at any time in the future may become payable by the Borrower to the Lender under or pursuant to this Agreement (including contingent liabilities) including, without limitation, costs and expenses on a full indemnity basis incurred by the Lender in connection with the preservation, enforcement or exercise or intended or attempted exercise of any right, power or remedy of the Lender hereunder;

"**Parties**" means the named parties to this Agreement or their respective successors or permitted assigns;

"**Potential Event of Default**" means any event or circumstance which might become an Event of Default with the passing of time, the giving of notice and/or the making of any determination provided for in Clause 9.1;

"**PRC**" means the People's Republic of China;

"**US Dollars**" or the sign "**US$**" means the lawful currency for the time being of the United States of America;

"**Warranties**" means the representations and warranties by the Borrower contained in Clause 7.1.

1.2 Except to the extent that the context requires otherwise, any reference in this Agreement to:

(1) any document shall include that document as in force for the time being and as amended in accordance with the terms thereof or with the agreement of the parties thereto and with the consent of the Lender, if required hereunder;

(2) any enactment shall include same as from time to time re-enacted, amended, extended, consolidated or replaced;

(3) "law and regulations" shall include all constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law, rules of civil and common law and equity, directives, instructions, notifications, circulars, policy statements and guidelines (whether or not

having the force of laws) and other similar authorities;

(4) a "person" includes any individual, company, corporation, firm, partnership, joint venture, association, organization, unit or trust (in each case, whether or not having separate legal personality);

(5) "subsidiary" means, in respect of a company or entity, a company which is for the time being and from time to time a subsidiary (within the meaning of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong)) of the first mentioned company or entity;

(6) "tax" includes any present or future tax, levy, impost, duty, charge, fees, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

(7) "time" is to Hong Kong time;

(8) "month" means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that corresponding day is not a Business Day, ending on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day (and "months" shall be construed accordingly) save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month; and

(9) "writing" includes typewriting, printing, lithography, photography, telefax messages and other modes of reproducing words in a legible and non-transitory form.

1.3 Unless otherwise stated, reference to Clauses shall be construed as references to the clauses of this Agreement. The headings and table of contents (if any) in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4 Unless the context otherwise requires, words denoting the singular number only shall include the plural and *vice versa*, references to the masculine gender shall include the feminine gender and neuter gender and *vice versa*.

1.5 The definitions and designations adopted in the recitals and introductory statements preceding this Clause shall apply throughout this Agreement.

2. Confirmation on the Loan

2.1 The Borrower hereby acknowledges and confirms to the Lender as follows:

(1) the Loan has become owing by the Borrower to the Lender on and from the Accrual Date; and

(2) the Loan continues to be owing by the Borrower to the Lender as at the date hereof.

2.2 The Borrower irrevocably undertakes to the Lender that the Borrower will repay the Loan and interest accrued thereon in accordance with the terms of this Agreement.

3. **Interest**

3.1 The Borrower shall pay interest on the Loan in accordance with the provisions of this Clause 3.

3.2 Interest on the Loan shall be charged to the Borrower and shall accrue at the rate of three point two two per cent (3.22%) per annum, to be compounded annually.

3.3 The Borrower hereby confirms that interest on the Loan has started to accrue on and from the Accrual Date and shall continue to accrue until the Loan shall have been repaid in full.

3.4 Interest on the Loan shall accrue from day to day and shall be paid by the Borrower to the Lender on the Maturity Date. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

3.5 In the event of default by the Borrower in the repayment on the due date of any part of the Outstanding, the Borrower shall pay interest on all overdue sums from and including the due date until and including the day on which payment is made in full (as well after as before judgment) at the rate which is twenty five per cent. (25%) per annum. Such interest shall be calculated on the actual number of days elapsed and be payable once monthly on the last Business Day of each month and on the day on which all overdue sums are paid in full, and if not paid shall itself bear interest according to this Clause.

4. **Repayment and Prepayment of the Loan**

4.1 Subject to the terms of this Agreement, the Borrower shall repay the Loan and all accrued and unpaid interest thereon by one lump sum on the Maturity Date.

4.2 The Borrower shall have the right to prepay the Loan in whole or in part at any time provided that:

(1) The Borrower shall have given to the Lender not less than 30 days' notice in writing of its intention to make such prepayment, specifying the amount to be prepaid;

(2) Partial prepayment shall be in amount of not less than US$1,000,000 and, if above, in whole multiple of US$500,000;

(3) All interest accrued on the Loan to be prepaid, calculated at the rate specified in Clause 3 up to the date of prepayment, shall be paid to the Lender at the same time as prepayment of the Loan; and

(4) Notice of intended prepayment once having been given by the Borrower, it shall be obligatory for the Borrower to make prepayment in accordance with such notice. A notice of intended prepayment shall be irrevocable.

5. Taxes and Changes in Circumstances

5.1 All amounts payable by the Borrower hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for or on account of any taxes now or hereafter imposed, levied, collected, withheld or assessed by any country, state or any political sub-division or taxing authority thereof or therein or any federation or organisation of which any such country, state or any political subdivision thereof may at the time of payment be a member.

5.2 If the Borrower is prohibited by law from making payments without deduction or withholding as provided in Clause 5.1 then:

(1) the Borrower shall ensure that such deduction or withholding does not exceed the minimum legal liability therefor;

(2) the Borrower shall pay on demand to the Lender such additional amounts as necessary in order that the net amounts received by the Lender after such deduction or withholding shall equal the amount which would have been received had no such deduction or withholding been required to be made;

(3) the Borrower shall immediately cause to be paid over to the relevant authority the full amount of the deduction or withholding which shall have been made by the Borrower including the whole amount of any deduction or withholding from any additional amount paid pursuant to Clause 5.2(2); and

(4) the Borrower shall deliver to the Lender within thirty (30) days satisfactory evidence of payment of such deduction or withholding to the relevant authority.

5.3 If at any time the Lender determines that any law or regulation or application or interpretation thereof by any governmental agency or judicial authority shall make it (or make it apparent to the Lender that it is or will be) unlawful or otherwise not feasible for the Lender to give effect to or maintain its obligations hereunder, upon the Lender notifying the Borrower, the Borrower shall, within 15 days of the date of the said notice, prepay to the Lender the whole (but not part only) of the Loan and any other amounts payable hereunder to the Lender.

6. Provisions regulating Payments

6.1 All payments in US Dollars to be made by the Borrower under this Agreement shall, unless expressly otherwise specified in this Agreement, be made not later than 11:00 a.m., on the due date to such bank account as the Lender may from time to time direct by notice to the Borrower.

6.2 When any payment under this Agreement would otherwise be due on a day which is not a Business Day, the next following Business Day shall be substituted for such day unless such next following Business Day falls in the next calendar month, in which case the immediately preceding Business Day shall be substituted therefor.

6.3 Except as expressly provided herein, the Lender is irrevocably authorised by the Borrower to apply any payment received in discharge of the Outstanding in such

manner as the Lender may in its discretion determine.

7. Representations and Warranties

7.1 The Borrower hereby represents and warrants to the Lender that:

(1) the Borrower has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder;

(2) the execution, delivery and performance by the Borrower of this Agreement will not (where relevant) exceed any power granted to the Borrower, or violate in any material respect any provision of (a) any law or regulation or any order or decree of any governmental agency or court to which the Borrower is subject; (b) its constituent documents; or (c) any mortgage, charge, deed, contract or other undertaking or instrument to which the Borrower is party or which is binding upon the Borrower or its assets, and will not result in the creation or imposition of, or any obligation to create or impose, any Encumbrance on any of its assets;

(3) this Agreement constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms except insofar as enforcement may be limited by any compulsory applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally;

(4) all governmental or other authorisations, approvals and consents required for or in connection with the execution, delivery, performance, legality, validity, enforceability and admissibility in evidence of this Agreement have been obtained and all such authorisations, approvals and consents are in full force and effect;

(5) no action, suit or proceeding is pending or threatened against the Borrower before any court, board of arbitration or administrative agency which could or might have a material adverse effect on (where relevant) the business, assets or condition (financial or otherwise) of the Borrower or on its ability to perform this Agreement;

(6) the Borrower has not taken any corporate action for winding-up, liquidation or dissolution and no steps have been taken or proceedings started or is threatened (where relevant) for the bankruptcy, winding-up, liquidation or dissolution of the Borrower;

(7) the Borrower is not in default nor the Borrower has committed any breach of or under any agreement to which the Borrower is party or by which the Borrower may be bound and as at the date of this Agreement, no condition, event or act exists or has occurred, which, with the lapse of time or the giving of notice or both or the fulfillment of any other condition would constitute such a default or breach;

(8) the obligations of the Borrower under this Agreement rank and will continue to rank at least *pari passu* with the Borrower's existing and future unsecured

and unsubordinated obligations except as otherwise provided by the relevant insolvency legislation affecting the rights of creditors generally;

(9) the Borrower is not required to make any deduction or withholding from amounts payable under this Agreement for or on account of any taxes now or hereafter imposed by any taxing authority;

(10) the certified copy of the latest management accounts of the Borrower delivered to the Lender (if any) have been prepared in accordance with accounting principles generally accepted in Thailand and on the basis of accounting policies consistently applied, and present fairly and accurately the result of the operations of the Borrower for the relevant accounting period and the financial position of the Borrower at the end of such accounting period;

(11) there has been no material adverse change in the business, assets, liabilities, profits, prospects or financial condition of the Borrower since the date of the accounts referred to in the preceding paragraph of this Clause;

(12) the information supplied or will be supplied to the Lender by the Borrower concerning itself and all related matters as required under this Agreement are, to the best of its knowledge and belief (having made all reasonable enquiries), true and accurate and do not contain any mis-statement of fact or omit to state a material fact or any fact necessary to make any statement not misleading;

(13) no Encumbrance exists over any of the assets, properties or the present or future income of the Borrower; and

(14) no Default has occurred or will occur as a result of its entry into this Agreement.

7.2 The Borrower further represents and warrants to the Lender that each of the Warranties will be correct and complied with in all respects so long as any part of the Outstanding remains due or unpaid as if repeated then by reference to the then existing circumstances.

8. <u>Covenants</u>

8.1 The Borrower hereby covenants and agrees with the Lender that, so long as any part of the Outstanding remains due or unpaid, the Borrower will:

(1) promptly advise the Lender on becoming aware of the occurrence of (i) any Default; (ii) any material adverse factor which may inhibit the Borrower in performing its obligations under this Agreement;

(2) duly perform, observe and comply with its obligations under this Agreement in accordance with the terms hereof and in all respects and in accordance with all laws and regulations applicable to the transactions contemplated hereby;

(3) furnish or procure to furnish to the Lender any information concerning (where relevant) the business or financial condition of the Borrower which the Lender may reasonably request from time to time;

(4) promptly advise the Lender in writing of details of any litigation, arbitration or administrative proceeding which would have rendered the Warranties incorrect had the same been current or threatened as at the date hereof immediately upon occurrence of the same; and

(5) obtain and promptly renew from time to time and comply with the terms of all consents, licences, approvals or authorisations of all governmental agencies of any country or state or political subdivision thereof required for in connection with the execution, delivery, performance, validity, enforceability and admissibility in evidence of this Agreement and deliver or cause to be delivered to the Lender evidence of renewal of and compliance with the terms of all such consents, licences, approvals or authorizations.

8.2 The Borrower further covenants and agrees with the Lender that so long as any part of the Outstanding remains due or unpaid, it will not, without the prior written consent of the Lender (which consent may, in the absolute discretion of the Lender, be withheld or granted upon such conditions as the Lender may think fit):

(1) save as may be imposed or created or permitted hereunder, Dispose of or create or permit to be subsisting any Encumbrance upon its undertaking or all or any part of its assets to secure any present or future indebtedness of the Borrower or any other persons; nor

(2) give any guarantee or enter into any indemnity and undertaking or other deed imposing obligations or liabilities on its part in respect of any indebtedness or obligation of any other person.

9. <u>Events of Default</u>

9.1 There shall be an Event of Default if any one or more of the following events shall have occurred or is continuing:

(1) the Borrower fails to pay in accordance with the terms of this Agreement any Outstanding when due;

(2) the Borrower fails to duly perform or observe any of its obligations under this Agreement and if such failure is capable of being remedied, such failure is not remedied within 14 days after the Lender has given notice thereof to the Borrower;

(3) any of the Warranties proves to have been untrue or incorrect in any respect when made or deemed to have been made;

(4) the Borrower becomes bound to repay prematurely any other loan or other obligation for borrowed money by reason of a default by the Borrower or if the Borrower fails to make any payment in respect thereof on a due date for such payment or becomes bound to make payment under any guarantee given by the Borrower by reason of a default by the principal debtor or if the Borrower fails to make any payment in respect thereof on the due date for such payment or any present or future security on or over any asset of the Borrower becomes enforceable;

(5) any decree or order is made by any competent court adjudging the Borrower insolvent or bankrupt under the insolvency or bankruptcy laws of any jurisdiction to which the Borrower may be subject or any order or application is made for the appointment of any liquidator, receiver, trustee, curator or sequestrator or other similar official of the Borrower in respect of all or a substantial part of its assets (save for the purposes of an amalgamation, merger or reconstruction not involving insolvency the terms of which shall have received the prior written approval of the Lender, such approval not to be unreasonably withheld);

(6) the Borrower becomes insolvent, is unable to, or shall admit inability to pay its debts as they fall due; stops payment to creditors generally or ceases or threatens to cease to carry on its business or any substantial part thereof; disposes or threatens to dispose of all or a substantial part of its assets; proposes or takes any action for readjustment, rescheduling, deferral or a moratorium of all or part of its debts; proposes or enters into any composition, arrangements with or any assignment for the benefit of its creditors generally;

(7) a distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the assets of the Borrower and is not discharged or stayed within 7 days or a judgment of any court is not discharged within 30 days unless an appeal therefrom has been duly lodged during such 30-day's period and execution is stayed pending appeal;

(8) any consent, licence, approval or authorisation of any governmental agency of any country or state or political subdivision thereof required for or in connection with the execution, delivery, performance, legality, validity, enforceability or admissibility in evidence of this Agreement is revoked or withheld or materially modified in a manner which, in the reasonable opinion of the Lender, might materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or otherwise ceases to be in full force and effect;

(9) this Agreement ceases to be in full force and effect or the validity or enforceability thereof or any indebtedness or any other obligation of the Borrower hereunder is disaffirmed by or on behalf of the Borrower;

(10) any step is taken by any person for the winding-up, liquidation, dissolution or bankruptcy of the Borrower;

(11) any action or proceeding of or before any court or authority shall be commenced (and not withdrawn or dismissed within a period of 14 days after its commencement) to:

(a) enjoin or restrain the performance of and compliance with any obligations expressed to be assumed by the Borrower in this Agreement; or

(b) in any event to question the right and power of the Borrower to enter into, exercise its rights under and perform and comply with any obligations expressed to be assumed by it in this Agreement or the

legality, validity and enforceability of this Agreement,

and no judgment or order is entered or made in favour of the plaintiff or applicant of such action or proceeding within one month from the commencement of such action or proceeding;

(12) it is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement;

(13) there should occur in the reasonable opinion of the Lender a material and adverse change in the condition (financial or otherwise) of the Borrower;

(14) anything is done or omitted by the Borrower which in the opinion of the Lender, materially affects the ability of the Borrower to perform its obligations under this Agreement; and/or

(15) it is or becomes impossible or unlawful for the Borrower to fulfill any of its undertakings or obligations contained in this Agreement or for the Lender to exercise the rights vested in it under this Agreement.

9.2 The Borrower shall notify the Lender forthwith in writing of any Default.

9.3 Upon the occurrence of an Event of Default and at any time thereafter (whether or not any notice pursuant to Clause 9.2 shall have been given by the Borrower), the Lender may, by giving notice in writing to the Borrower:

(1) declare the Loan and all other Outstanding to be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, whereupon the same shall become forthwith due and payable; and

(2) exercise all or any of its rights or remedies under this Agreement.

10. <u>Indemnities</u>

10.1 Without prejudice to any other right or remedy of the Lender, upon: (i) the occurrence of an Event of Default; or (ii) the declaration of the Loan to be immediately due and payable pursuant to Clause 9.3; and at any time thereafter, the Borrower shall pay to the Lender on demand such amount or amounts, as shall fully indemnify the Lender against all losses, expenses and liabilities which the Lender may sustain or incur by reason of the occurrence of any of the foregoing. A certificate of the Lender setting forth the amount of such losses, expenses and liabilities and specifying the basis therefor shall, in the absence of manifest error, be conclusive and binding on the Borrower.

10.2 Any payment made to the Lender by or on behalf of the Borrower in a currency (the "**Currency of Payment**") other than the currency in which the payment should have been made pursuant to this Agreement (the "**Currency of Obligation**") in whatever circumstances including without limitation the payment of damages for breach of this Agreement shall only constitute a discharge to the Borrower to the extent of the amount of the Currency of Obligation which the Lender is able, on the Business Day following the date of receipt by it of such payment in the Currency of Payment, to

purchase in the foreign exchange market of its choice with the amount so received. If the amount of the Currency of Obligation which the Lender is so able to purchase falls short of the amount originally due to the Lender hereunder, the Borrower shall indemnify and hold the Lender harmless against any loss or damage arising as a result. This indemnity shall constitute a separate and independent obligation from the other obligations herein, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order. Any such loss or damage aforesaid shall be deemed to constitute a loss suffered by the Lender.

11. Application of Payments

11.1 Without prejudice to any other right or remedy of the Lender, the Borrower hereby irrevocably authorises the Lender, without notice, to set-off any liabilities of the Lender owed to the Borrower against all or any part of any sum due from the Borrower to the Lender under this Agreement.

11.2 The Borrower hereby irrevocably waives all rights of appropriation with respect to monies paid under this Agreement and the same shall be applied as the Lender may from time to time notify.

11.3 If the Lender receives a payment (whether voluntary or involuntary) from the Borrower that is insufficient to discharge the Outstanding in full, the Lender may (without prejudice to its right under Clause 11.2) apply that payment towards settlement of the Outstanding in the following order:

(1) first, in or towards payment of any unpaid fees, costs and expenses of the Lender under this Agreement;

(2) secondly, in or towards payment of any accrued interest, fee (other than as provided in paragraph (1) above) or commission due but unpaid under this Agreement;

(3) thirdly, in or towards payment of any principal amount of the Outstanding due but unpaid under this Agreement; and

(4) fourthly, in or towards payment of any other sum due but unpaid under this Agreement.

The above will override any appropriation made or purported to be made by the Borrower.

12. Fees and Expenses

12.1 In relation to the legal fees ("**Legal Fees**") incurred by the Lender in connection with the negotiation, preparation, printing and execution of this Agreement, the perfection and enforcement of this Agreement, and the preservation, enforcement or exercise or attempted or intended exercise of any rights, powers or remedies hereunder or otherwise in connection with the Loan or the admissibility into evidence of this

Agreement, the Lender and the Borrower agree to each bear half of the Legal Fees.

12.2 The Borrower agrees to pay upon demand on a full indemnity basis all reasonable costs, expenses and charges incurred by the Lender in connection with the negotiation, preparation, printing and execution of this Agreement, the perfection and enforcement of this Agreement, and the preservation, enforcement or exercise or attempted or intended exercise of any rights, powers or remedies hereunder or otherwise in connection with the Loan or the admissibility into evidence of this Agreement.

12.3 The Borrower shall also pay upon demand all such stamp, registration and similar duties, taxes and charges (including any such duties, taxes and charges payable by the Lender) as may be imposed by any country, state or political subdivision thereof or any taxing authority therein or thereof in connection with the execution, delivery, perfection, performance, enforcement or attempted enforcement of this Agreement or the performance, enforcement, exercise, attempted or intended exercise of any of the Lender's rights, powers and remedies hereunder or otherwise in connection with the Loan or the admissibility into evidence of this Agreement.

12.4 Reimbursements under this Clause 12 shall be made by the Borrower in the currency or currencies in which the expenses or liabilities were incurred by the Lender.

13. Notices and Service of Proceedings

13.1 Any notice, consent, approval or other communication (collectively a "**communication**") under this Agreement shall be made in writing but, unless otherwise stated, may be made by facsimile or letter but, if by facsimile from the Borrower, shall promptly be confirmed by letter.

13.2 Each communication or document to be made or delivered to one Party under this Agreement shall be sent to that Party at the facsimile number and/or address from time to time designated by that Party to the other for the purpose of this Agreement. The initial address and facsimile number so designated by each Party is set forth below:

If to the Lender:

Address:	27/F, Two Exchange Square, 8 Connaught Place, Central, Hong Kong
Facsimile no.:	(852) 2135 0237
Attention:	Mr. GONG, Eric
E-mail:	eric.gong@oriental-patron.com.hk

If to the Borrower:

Address:	Unit 806-808, 8/F, Guardforce Centre, 3 Hok Yuen Street East, Hung Hom, Kowloon, Hong Kong
Facsimile no.:	(852) 23348012
Attention:	Mr. Grand Chan
E-mail:	grand.chan@guardforce.com.hk

13.3 Any communication or document from the Borrower pursuant to this Agreement shall be irrevocable (unless the Lender shall otherwise agree) and shall not be effective until actually received by the Lender. Any other communication or document shall be

deemed to have been delivered when despatched (in the case of any communication made by facsimile) or (in the case of any communication made by letter) when left at that address or (as the case may be) when deposited in the post first class postage in a duly addressed envelope.

13.4 All communications shall be in the English language, or the Chinese language if accompanied by a certified translation into English.

14. Miscellaneous

14.1 The Lender will open and maintain on its books a loan account in the name of the Borrower with respect to the Loan, debit to the loan account all sums advanced by it hereunder and such other sums payable hereunder. A certificate issued by the Lender as to the amount or amounts of any entry or entries in the loan account shall, save in the case of any manifest error, be conclusive and binding on the Borrower as to the amount from time to time due to it from the Borrower.

14.2 If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

14.3 Save as may be expressly otherwise provided herein, time is of the essence herein but no failure or delay on the part of the Lender to exercise any power, right or remedy hereunder shall operate as a waiver thereof nor shall waiver by the Lender of any particular default by the Borrower affect or prejudice the Lender's power, right or remedy in respect of any other default or any subsequent default of the same or a different kind nor shall any single or partial exercise by the Lender of any power, right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

14.4 No right, remedy or power conferred upon the Lender under this Agreement is intended to be exclusive of any other right, remedy or power but shall be cumulative and shall be in addition to every other right, remedy and power now or hereafter existing at law, in equity, by statute or contract or otherwise.

14.5 No waiver of any Event of Default shall be effective unless in writing signed by the Lender.

14.6 This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

14.7 Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any terms of this Agreement, the consent of any person who is not a Party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

14.8 It is intended by the Parties that this Agreement will take effect as a deed of the Parties despite the fact that a Party may only execute this Agreement under hand.

15. Governing Law, Jurisdiction and Process Agent

15.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.

15.2 The submission of the Borrower to the jurisdiction of the Hong Kong Courts shall not restrict the right of the Lender to take proceedings against the Borrower in any other courts having, claiming or accepting jurisdiction over the Borrower or any of its assets, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

15.3 The Borrower agrees that in any legal action or proceedings against it or its assets in connection with this Agreement, no immunity from such legal action or proceedings shall be claimed by or on behalf of the Borrower or with respect to its assets, and the Borrower irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, of any order or judgment which may be made or given in such action or proceedings.

15.4 The Borrower irrevocably appoints GFHK as its process agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason GFHK (or its successor) no longer serves as process agent of the Borrower for this purpose, the Borrower shall promptly appoint a successor agent and notify the Lender thereof. Failing such appointment within 15 days after the date of cessation of services as a process agent , the Lender may appoint a substitute process agent for the Borrower. The Borrower agrees that any such legal process is sufficiently served on it if delivered to such process agent for service at its registered office for the time being in Hong Kong whether or not such process agent gives notice thereof to the Borrower. Nothing affects the right to serve process in any other manner permitted by law.

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IN WITNESS whereof the Parties have executed this Agreement as a deed the day and year first above written.

Borrower
SEALED with the **Common Seal** of)
Guardforce Cash Solutions Security)
(Thailand) Company Limited and)
SIGNED by)
for and on its behalf in the presence of:)____________________________

Witness __________________________

Lender
SEALED with the **Common Seal** of)
Profit Raider Investments Limited and)
SIGNED by__________________________)
for and on its behalf in the presence of:)____________________________

IN WITNESS whereof the Parties have executed this Agreement as a deed the day and year first above written.

Borrower

SEALED with the **Common Seal** of)
Guardforce Cash Solutions Security)
(Thailand) Company Limited and)
SIGNED by)
for and on its behalf in the presence of:)______________________________

Lender

SEALED with the **Common Seal** of)
Profit Raider Investments Limited and)
SIGNED by ZHANG GAOBO)
for and on its behalf in the presence of:)______________________________

27/F, TWO EXCHANG SQUARE,
8 CONNAUGHT PLACE,
CENTRAL, HONG KONG